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                 UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligation may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Klem                 Robert                  E.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Genta Incorporated
   Two Connell Drive
--------------------------------------------------------------------------------
                                    (Street)

   Berkeley Heights     NJ                      07922
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   June 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other  (specify below)

         VP & Chief Technical Officer
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|   Form filed by One Reporting Person
   |_|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                              6.
                                                              4.                               5.             Owner-
                                                              Securities Acquired (A)          Amount of      ship
                                                 3.           or Disposed of (D)               Securities     Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)              Beneficially   Direct     Nature of
                                2.               Code         ----------------------------     Owned at End   (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)              of Month       Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)              and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   6/03/02           X               5,000       A      $0.94375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   6/03/02           S               5,000       D      $8.05660  -0- (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                   2.                                                                                    Deriv-    Form of
                   Conver-                    5.                              7.                         ative     Deriv-    11.
                   sion                       Number of                       Title and Amount           Secur-    ative     Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-    of
                   Exer-             4.       Securities    Date              Securities        Price    Bene-     ities     In-
                   cise     3.       Trans-   Acquired (A)  Exerciseable and  (Instr. 3 and 4)  of       ficially  Bene-     direct
                   Price    Trans-   Action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially  Bene-
1.                 of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    Owned     ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------            of      Secur-   of        at End    Owner-
Derivative         ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     of Month  ship
Security           Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Options to         $0.94375 6/03/02  X               5,000  3/31/99  5/28/08  Common    5,000            582,353   D
acquire Common                                                                 Stock,
Stock                                                                          par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


/s/ Robert E. Klem                                         July 5, 2002
----------------------------------------------             -----------------
** Signature of Reporting Person                           Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure